                                                                Exhibit (a)(1)


                                PLC SYSTEMS INC.

                   OFFER TO EXCHANGE OUTSTANDING STOCK OPTIONS




================================================================================

      YOUR RIGHT TO REQUEST THAT WE EXCHANGE YOUR OPTIONS AND YOUR RIGHT TO
               WITHDRAW SUCH REQUEST EXPIRE AT 5:00 P.M., EASTERN
             DAYLIGHT TIME, ON SEPTEMBER 25, 2002, UNLESS EXTENDED.

================================================================================

     We are offering our full-time and part-time employees and the full-time and part-time employees of our subsidiaries, other than our employees and the employees of our subsidiaries who reside outside the United States, the opportunity to ask us to exchange their outstanding stock options for new options on the terms described herein. Only those outstanding stock options granted under our 1993 Stock Option Plan (the "1993 Plan"), 1995 Stock Option Plan (the "1995 Plan"), 1997 Executive Stock Option Plan (the "1997 Plan"), 2000 Non-Qualified Performance and Retention Equity Plan (the "2000 Retention Plan") and 2000 Equity Incentive Plan (the "2000 Equity Plan") with exercise prices of $.75 or more per share will be eligible for exchange (the "eligible options"). The new options will be exercisable for one share of common stock for every one share issuable upon exercise of a surrendered option. If you wish to exchange options, you do not need to surrender all of your eligible option grants. However, you do need to surrender all unexercised options of any eligible option grant that you elect to surrender. We will issue all new options (i) surrendered from our 1993 Plan under our 1993 Plan, (ii) surrendered from our 1995 Plan under our 1995 Plan, (iii) surrendered from our 1997 Plan under our 1997 Plan,
(iv) surrendered from our 2000 Retention Plan under our 2000 Retention Plan and
(v) surrendered from our 2000 Equity Plan under our 2000 Equity Plan. IF YOU WERE GRANTED OPTIONS ON OR AFTER FEBRUARY 26, 2002 AND YOU WISH TO SURRENDER ANY ELIGIBLE OPTIONS, YOU WILL BE REQUIRED TO FORFEIT ALL OPTIONS RECEIVED ON OR AFTER FEBRUARY 26, 2002 THAT HAVE A LOWER EXERCISE PRICE THAN THE OPTION WITH THE HIGHEST EXERCISE PRICE YOU SURRENDER.

     The new options will be granted six months plus one day after the expiration of this offer, subject to the terms described in these materials. You will not receive a grant of new options if you are not still employed by us or one of our subsidiaries for any reason on both the date this offer expires and the date that the new options are granted.

     We are making this offer upon the terms and subject to the conditions described in the enclosed materials, including those we describe in Section 6. This offer is not conditioned upon a minimum number of options being surrendered for exchange.

                                    IMPORTANT

     To elect to exchange your eligible options pursuant to this offer, you must, in accordance with the terms of the accompanying election form, properly complete and deliver the election form to James Thomasch by fax at (508) 541-7990 or by mail at 10 Forge Park, Franklin, Massachusetts 02038. We must receive your properly completed election form before 5:00 p.m., Eastern Daylight Time, on September 25, 2002. Although we reserve the right to extend this offer at our sole discretion, we currently have no intention of doing so.

     Subject to our rights to extend, terminate and amend this offer, and subject to our right to reject all requests for exchange at our discretion, we expect that we will accept promptly after the expiration of this offer all properly surrendered options that are not validly withdrawn and we will notify you of our acceptance on the date this offer expires. Upon our acceptance of the options you surrender for exchange, the surrendered options will be canceled and you will no longer have any right to purchase our common stock under those options.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD SURRENDER OR NOT SURRENDER YOUR OUTSTANDING STOCK OPTIONS FOR EXCHANGE THROUGH THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THESE MATERIALS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THESE MATERIALS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

     This document constitutes part of the Section 10(a) prospectus relating to our 1993 Plan, 1995 Plan, 1997 Plan, 2000 Retention Plan and 2000 Equity Plan covering securities that have been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

             The date of this offer to exchange is August 26, 2002.

                                TABLE OF CONTENTS

                                                                             PAGE NO.
SUMMARY TERM SHEET ..........................................................    1
THE OFFER....................................................................    6
 1. NUMBER OF OPTIONS; EXPIRATION DATE. .....................................    6
 2. PURPOSE OF THIS OFFER....................................................    7
 3. PROCEDURES FOR SURRENDERING OPTIONS. ....................................    7
 4. CHANGE IN ELECTION.......................................................    8
 5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND GRANT OF NEW OPTIONS. ............    9
 6. CONDITIONS OF THIS OFFER.................................................    9
 7. PRICE RANGE OF COMMON STOCK..............................................   11
 8. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.................   12
 9. INFORMATION ABOUT PLC; SUMMARY FINANCIAL
      INFORMATION; RISK FACTORS..............................................   21
10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS
      AND ARRANGEMENTS CONCERNING THE OPTIONS................................   24
11. STATUS OF OPTIONS ACQUIRED BY US IN THIS OFFER; ACCOUNTING
      CONSEQUENCES OF THIS OFFER.............................................   25
12. LEGAL MATTERS; REGULATORY APPROVALS......................................   26
13. MATERIAL FEDERAL INCOME TAX CONSEQUENCES.................................   26
14. EXTENSION OF THIS OFFER; TERMINATION; AMENDMENT..........................   27
15. FEES AND EXPENSES........................................................   28
16. ADDITIONAL INFORMATION...................................................   28
17. MISCELLANEOUS............................................................   29

                               SUMMARY TERM SHEET

     THE FOLLOWING ARE ANSWERS TO SOME OF THE QUESTIONS THAT YOU MAY HAVE ABOUT OUR OFFER. WE URGE YOU TO READ ALL OF THESE MATERIALS CAREFULLY BECAUSE THE INFORMATION IN THIS SUMMARY IS NOT COMPLETE. WE HAVE INCLUDED REFERENCES TO THE RELEVANT SECTIONS FOLLOWING THIS SUMMARY WHERE YOU CAN FIND A MORE COMPLETE DESCRIPTION OF THE TOPICS IN THIS SUMMARY.

Q.1. WHAT OPTIONS ARE COVERED BY THIS OFFER?

     We are offering you the opportunity to ask us to exchange any or all outstanding stock options having an exercise price of $.75 or more per share. (See Section 1)

Q.2. WHY ARE WE MAKING THIS OFFER?

     Many of our employees' outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We are making this offer in order to provide these optionholders with the benefit of owning options that over time may have a greater potential to increase in value. We believe that this will create better performance incentives for these optionholders and thereby align the interests of our current employees with those of our shareholders in maximizing shareholder value. (See Section 2)

Q.3. ARE THERE CONDITIONS TO THIS OFFER?

     This offer is not conditioned upon any minimum threshold number of options being surrendered for exchange by eligible optionholders. However, the offer is subject to a number of other conditions with regard to events that could occur before the expiration of the offer. These events include a change in accounting principles, a lawsuit challenging the offer and a third-party tender offer for our common stock or an acquisition proposal for PLC. These and various other conditions are more fully described in Section 6 of this Offer to Exchange.

Q.4. WHAT IF I AM AN EMPLOYEE OF PLC OR ONE OF ITS SUBSIDIARIES WHEN THIS OFFER EXPIRES, BUT I AM NOT AN EMPLOYEE ON THE GRANT DATE OF THE NEW OPTIONS?

     If you tender your options, you will receive a grant of new options in this offer only if you are an employee of PLC or one of our subsidiaries on the date this offer expires and on the date that we grant the new options. As discussed below, we will not grant the new options until on or after the first business day that is six months and one day following the date when we cancel the options accepted for exchange, currently scheduled to occur on or about March 26, 2003. IF, FOR ANY REASON, YOU ARE NOT AN EMPLOYEE OF PLC OR ONE OF OUR SUBSIDIARIES RESIDING IN THE UNITED STATES ON THE DATE THIS OFFER EXPIRES OR ON THE DATE THAT WE GRANT THE NEW OPTIONS, THEN YOU WILL NOT RECEIVE ANY NEW OPTIONS NOR WILL YOU RECEIVE ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR SURRENDERED OPTIONS. This means that if you move outside the United States, die, become disabled, terminate your employment with or without a good reason or we terminate your employment with or without cause before the date that we grant the new options, then you will not receive anything for the options that you surrendered and we canceled.

     Participation in the offer does not confer upon you the right to remain in the employment or other service of PLC or any of our subsidiaries.
(See Section 1)

Q.5. WHAT IF I AM AN EMPLOYEE OF PLC OR ONE OF ITS SUBSIDIARIES, BUT I RESIDE OUTSIDE OF THE UNITED STATES?

     Employees of PLC or one of our subsidiaries who reside outside the United States are not entitled to participate in the offer.

Q.6. HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR THE OPTIONS I SURRENDER FOR EXCHANGE?

     For every one share for which your surrendered option is exercisable, you will receive an option to purchase one share. (See Section 1)

Q.7. WHEN WILL I RECEIVE MY NEW OPTIONS?

     We will grant the new options on the first business day that is at least six months plus one day following the date we cancel the options accepted for exchange. If the offer expires on September 25, 2002, as currently planned, new options will be granted on March 26, 2003. We expect to distribute the new option agreements within two weeks after the date of grant of the new options. As discussed above, you must be employed by us or one of our subsidiaries on the new grant date in order to receive the new options. (See Section 5)

     YOU MAY NOT RECEIVE NEW OPTIONS IF PLC ENTERS INTO A MERGER OR OTHER SIMILAR TRANSACTION IN WHICH THERE IS A CHANGE IN CONTROL OF PLC PRIOR TO THE GRANT OF NEW OPTIONS. (See Question 17)

Q.8. WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THIS OFFER?

     In order to avoid our being subject to the undesirable accounting consequences described below, the new options will not be issued immediately after the expiration date of this offer. If we grant the new options on any date earlier than six months plus one day after the date we cancel the options surrendered for exchange, we would be required for accounting purposes to treat the new options as variable awards. This means that we would be required periodically to reflect increases and decreases in the price of our common stock as a compensation expense (or credit) relating to the options. We would have to continue this variable accounting for these options until they were exercised, forfeited or terminated. The higher the market value of our common stock, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months plus one day, we believe we will not have to treat the options as variable awards. (See Section 11)

Q.9. WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

     The new options will have an exercise price equal to the per share closing price of our common stock on the American Stock Exchange on the date the new options are granted. Because we will not grant new options until the first business day that is at least six months plus one day following the expiration of this offer, it is possible that the new options may have a higher exercise price than some or all of your current options. We recommend that you obtain current market quotations for our common stock before deciding whether to request that we exchange your options. (See Section 8)

Q.10. WHEN WILL THE NEW OPTIONS VEST?

     All of the new options granted will have a vesting schedule that is new and completely unrelated to the vesting schedule of the options surrendered. Each new option granted will vest on a cumulative basis in six equal amounts over a period of two and one-half years. This means that one-sixth of each new option will vest on the date the new option is granted and the remaining portion of the new option will vest in five equal installments at the end of each six-month period thereafter. As a consequence, to the extent that the surrendered option was already vested on the date that the option is surrendered, or would have vested between the surrender date and the grant date of the new option, you will lose the benefit of that vesting. Please note that the options you currently have that are eligible to be exchanged generally provide for a three to four year annual vesting schedule, and some portion of those options may be vested.

Q.11. WILL I HAVE TO WAIT LONGER TO PURCHASE COMMON STOCK UNDER MY NEW OPTIONS THAN I WOULD UNDER THE OPTIONS I SURRENDER?

     Yes, to the extent that your surrendered options were vested before the grant date of the new options. If you surrender options that are vested, you could have exercised them at any time in accordance with their terms if you had not surrendered them. You will not be able to exercise your new options until, at the earliest, the new grant date, and then only to the extent of one-sixth of the new options.

Q.12. WHEN WILL THE NEW OPTIONS EXPIRE?

     The new options will expire 10 years from the date that the new options are granted. (See Section 8)

Q.13. IF I ELECT TO EXCHANGE OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

     If you elect to exchange an option grant, you do not need to exchange all of your eligible option grants. For example, if you have three option grants at different exercise prices, $1.00, $.75 and $.50, and you elect to surrender options in this offer, you can exchange the $.75 option grant and not exchange the $1.00 option grant (or vice versa). You must exchange all options subject to any option grant that you are surrendering for exchange. You will not be able to exchange the $.50 option grant for a new option because it has an exercise price of less than $.75 per share and, therefore, is not an eligible option. (See
Section 3)

     In addition, because of accounting rules, if you decide to exchange any of your eligible options, then you must forfeit all of the options that you received on or after February 26, 2002 and prior to the commencement date of this offering that have a lower exercise price than the highest exercise price of the options you elect to surrender for exchange.

Q.14. CAN I CHANGE MY ELECTION REGARDING OPTIONS I SURRENDER?

     Yes, you may change your election regarding options at any time BEFORE the offer expires. If we extend the offer beyond that time, you may change your election before the offer, as extended, expires. To change your election, you may provide notice to James Thomasch by fax at (508) 541-7990 or by mail at 10 Forge Park, Franklin, Massachusetts 02038 until the expiration of the offer. In order to change your election, you must deliver to James Thomasch a new election form which is clearly dated after your original election form. If you change your election in order to ask us to exchange any or all of your eligible option grants, you must include on the new election form the information regarding the eligible options you wish to participate in the exchange. Once we receive a new election form submitted by you, your previously submitted election form will be disregarded. You may also completely withdraw from participation in the offer by delivering a notice of withdrawal to James Thomasch at any time before the offer expires. (See Section 4)

Q.15. WILL I BE REQUIRED TO GIVE UP ALL MY RIGHTS TO THE SURRENDERED OPTIONS?

     Yes. Once we have accepted options surrendered by you, those options will be canceled and you will no longer have any rights under those options. Although we reserve the right to accept or reject surrendered options, in whole or in part, we expect that we will accept for exchange all eligible options which you properly surrender to us prior to the expiration of this offer and which you have not withdrawn. (See Section 9)

Q.16. IF I SURRENDER OPTIONS IN THIS OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

     No. If we accept options you surrender in this offer, you may not receive any other option grants during the six month and one day period from the date the offer expires to the date we grant your new options. This is necessary to avoid incurring any compensation expense against our earnings because of accounting rules that could apply to any interim option grants as a result of this offer. (See Section 9)

Q.17. WHAT IF PLC ENTERS INTO A MERGER OR OTHER SIMILAR TRANSACTION IN WHICH THERE IS A CHANGE IN CONTROL OF PLC PRIOR TO THE GRANT OF NEW OPTIONS?

     While we are not currently negotiating any transactions which could reasonably be expected to lead to our acquisition, our board of directors has a duty to consider alternatives for maximizing shareholder value. We cannot ignore the possibility that a transaction could be proposed that our shareholders or our board of directors believes is in the best interests of PLC and our shareholders. We reserve the right to terminate the offer prior to its expiration upon the occurrence of certain events, including if a tender or exchange offer with respect to some or all of our common stock or a merger acquisition proposal for us is proposed, announced or made by another person or entity or is publicly disclosed.

     It is possible that, prior to the grant of new options, we could enter into an agreement for a merger or other similar transaction that could result in a material change in our business or management. We expect that we will negotiate with such acquiring or surviving company to honor our promise to grant stock options. If we are not successful in these negotiations, you will not receive stock options nor will you receive any other consideration in exchange for your surrendered options.

     You should also note that depending on the structure or the type of the transaction, if you surrender options you might be deprived of any future price appreciation in the shares subject to the new options and you might receive an option to purchase a security other than our common stock.

Q.18. WHAT HAPPENS IF THE STOCK PRICE INCREASES AFTER THE DATE MY SURRENDERED OPTIONS ARE CANCELED?

     The exercise price of any new options granted by us to you in return for your surrendered options will be the fair market value of a share of our common stock on the date of grant, as determined by the closing price reported by the American Stock Exchange on the date of grant. You will not benefit from any increase in our common stock price before the grant date of the new options. Before the date we grant the new options, our shares could increase or decrease in value, and the exercise price of the new options could be higher or lower than the exercise price of your surrendered options. You would not enjoy the benefit of any appreciation in the fair market value of our shares prior to the grant date of the new options. For example, if you surrender options with a $.80 exercise price, and our common stock appreciates to $.90 by the time the new option grants are made, your new option will have a higher exercise price than your surrendered option.

Q.19. WILL I HAVE TO PAY U.S. FEDERAL INCOME TAXES IF I EXCHANGE MY OPTIONS IN THIS OFFER?

     If you request that we exchange your current options for new options, we believe you will not be required under current U.S. tax law to recognize income for federal income tax purposes at the time of the exchange. Further, at the date of grant of the new options, we believe you will not be required under current U.S. tax law to recognize income for federal income tax purposes. State and local tax consequences may be different. OPTIONHOLDERS SUBJECT TO THE TAX LAWS OF OTHER COUNTRIES AND JURISDICTIONS MAY BE SUBJECT TO DIFFERENT TAX CONSEQUENCES IF THEY EXCHANGE THEIR OPTIONS IN THE OFFER. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options in the offer. (See Section 13)

Q.20. IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

     All new options that are issued upon surrender of canceled incentive stock options and nonqualified stock options will be nonqualified stock options. We strongly suggest that you consult with your tax advisor to evaluate the tax implications of exchanging incentive stock options for nonqualified stock options. (See Section 13)

Q.21. WHAT HAPPENS IF I ELECT NOT TO SURRENDER ANY OPTIONS PURSUANT TO THIS
      OFFER?

     Options that you choose not to surrender for exchange or that we do not accept for exchange remain outstanding until they expire by their terms. These options will retain their current exercise price and current vesting schedule.



     Please note that through these materials, we are offering you the opportunity to ask us to exchange your options on the terms described in these materials, and that we have the right to reject any such request that you may make to us. We have reserved this right in an effort to protect the tax status of incentive stock options that are not surrendered pursuant to this offer in view of the IRS ruling described in the following paragraph. Subject to our rights to extend, terminate and amend this offer, and subject to our right to reject all requests for exchange at our discretion, we expect that we will accept promptly after the expiration of this offer all eligible options that you properly surrender to us prior to the expiration date that you have not withdrawn and we will notify you of our acceptance on the date this offer expires.

     In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of any incentive stock option that could be exchanged (whether or not it was exchanged). We believe that by reserving a right to reject any options surrendered for exchange, we have structured this offer so as to mitigate the risk that the IRS would make a similar assertion with respect to this offer. However, we do not know if the IRS will assert the position that our solicitation of requests constitutes a "modification" of incentive stock options that can be, but are not, surrendered. A successful assertion by the IRS of this position could extend the options' requisite holding periods to qualify for favorable tax treatment and could also convert some incentive stock options into nonqualified stock options. (See Section 13)

Q.22. WHEN DOES THIS OFFER EXPIRE? CAN THIS OFFER BE EXTENDED, AND IF SO, HOW WILL I KNOW IF IT IS EXTENDED?

     This offer will expire on September 25, 2002, at 5:00 p.m., Eastern Daylight Time, unless we extend it.

     Although we do not currently intend to do so, we may, in our discretion, extend this offer at any time. If we extend this offer, we will notify you of the extension. (See Section 1)

Q.23. WHAT DO I NEED TO DO?

     To elect to surrender your options for exchange, you need to properly complete the election form and deliver it to James Thomasch by fax at (508) 541-7990 or by mail at 10 Forge Park, Franklin, Massachusetts 02038 before 5:00 p.m. Eastern Daylight Time, on September 25, 2002.

     If we extend this offer beyond September 25, 2002, then you must deliver a properly completed election form and the other required documentation before the extended expiration date. We have reserved the right at our discretion to reject requests to exchange eligible options. We have reserved this right solely in an effort to protect for our employees the tax status of any incentive stock options that our employees decide not to tender in this offer. See "Q.21. What happens if I elect not to surrender any options pursuant to this offer?" Although we may reject all requests to exchange eligible options at our discretion, we expect to accept for exchange all eligible options which you request us to exchange promptly after this offer expires. IF YOU DO NOT PROPERLY COMPLETE AND DELIVER THE ELECTION FORM BEFORE THIS OFFER EXPIRES, IT WILL HAVE THE SAME EFFECT AS IF YOU REJECTED THIS OFFER.

Q.24. WHAT DO WE RECOMMEND YOU DO IN RESPONSE TO THIS OFFER?

     Although our board of directors has approved this offer, it recognizes that your decision is an individual one that should be based on a variety of factors. As a result, you should consult with your personal legal and financial advisors before deciding whether to surrender your existing options. We are not making a recommendation to as to whether or not you should ask us to exchange options pursuant to this offer.

Q.25. WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THIS OFFER?

     For additional information or assistance, you should contact James Thomasch at (508) 541-8800.

                                    THE OFFER

1. NUMBER OF OPTIONS; EXPIRATION DATE.

     We are offering you the opportunity to ask us to exchange eligible stock options held by you for new options. Eligible options are all outstanding stock options that have an exercise price of $.75 or more per share under our 1993 Plan, 1995 Plan, 1997 Plan, 2000 Retention Plan and 2000 Equity Plan, collectively, which we refer to as the "Option Plans." Except for our employees and the employees of our subsidiaries who reside outside the United States, all of our full-time and part-time employees and all full-time and part-time employees of our subsidiaries are eligible to participate in this offer.

     YOU WILL ONLY RECEIVE GRANTS OF NEW OPTIONS IF YOU ARE EMPLOYED BY US OR ONE OF OUR SUBSIDIARIES ON BOTH THE DATE THAT THIS OFFER EXPIRES AND THE DATE THAT THE NEW OPTIONS ARE GRANTED. THE NEW OPTIONS WILL BE GRANTED ON THE FIRST BUSINESS DAY THAT IS AT LEAST SIX MONTHS PLUS ONE DAY AFTER THE EXPIRATION OF THIS OFFER. FOR PURPOSES OF THIS OFFER, A SUBSIDIARY IS A CORPORATION OF WHICH WE OWN ONE HUNDRED PERCENT (100%) OF THE TOTAL COMBINED VOTING POWER OF ALL CLASSES OF STOCK.

     YOU MAY NOT RECEIVE NEW OPTIONS IF PLC ENTERS INTO A MERGER OR OTHER SIMILAR TRANSACTION IN WHICH THERE IS A CHANGE IN CONTROL OF PLC PRIOR TO THE GRANT OF NEW OPTIONS.



     IF YOU WERE GRANTED OPTIONS ON OR AFTER FEBRUARY 26, 2002 AND YOU REQUEST THAT WE EXCHANGE ANY ELIGIBLE OPTIONS, YOU WILL BE REQUIRED TO FORFEIT ALL OPTIONS RECEIVED ON OR AFTER FEBRUARY 26, 2002, THAT HAVE A LOWER EXERCISE PRICE THAN THE OPTION WITH THE HIGHEST EXERCISE PRICE YOU REQUEST THAT WE EXCHANGE.



     If you request that we exchange any of your eligible options, you must request that we exchange all unexercised options from an eligible option grant. Our offer is subject to the terms and conditions described in these materials. We will only consider exchanging options that are properly tendered and not withdrawn in accordance with Section 3.

     For every one share for which your surrendered eligible option is exercisable, you will receive an option to purchase one share. The vesting of the new options will be on a cumulative basis with one-sixth vesting on the date the new option is granted and the remaining portion of the new option vesting in five equal installments at the end of each six-month period thereafter.

     Your most recent statement of stock option grants will be mailed to your home around August 26, 2002. We will issue all new options for eligible options
(i) surrendered from our 1993 Plan under our 1993 Plan, (ii) surrendered from our 1995 Plan under our 1995 Plan, (iii) surrendered from our 1997 Plan under our 1997 Plan, (iv) surrendered from our 2000 Retention Plan under our 2000 Retention Plan and (v) surrendered from our 2000 Equity Plan under our 2000 Equity Plan. In addition, we will enter into a new nonqualified stock option agreement with you.

     The term "expiration date" means 5:00 p.m., Eastern Daylight Time, on September 25, 2002, unless and until we extend the period of time during which this offer will remain open. If we extend the period of time during which this offer remains open, the term "expiration date" will refer to the latest time and date at which this offer expires.

     We will notify you if we decide to take any of the following actions:

     o increase or decrease what we will give you in exchange for your options or

     o increase or decrease the option exercise price which serves as the threshold for options eligible to be exchanged in this offer.

     If this offer is scheduled to expire within 10 business days from the date we notify you of such an increase or decrease, we will also extend this offer for a period of 10 business days after the date that we notify optionholders of such an increase.

     A "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Time.

2. PURPOSE OF THIS OFFER.

     We are making this offer for compensatory purposes and to create a performance-oriented environment for our employees. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock as quoted by the American Stock Exchange. By making this offer we intend to enhance shareholder value by creating better performance incentives for, and thus increasing retention of, our employees.

     Except as otherwise described in these materials or in our filings with the Securities and Exchange Commission, we presently have no plans or proposals that relate to or would result in:

     o an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our material subsidiaries;

     o any purchase, sale or transfer of a material amount of our assets or any subsidiary's assets;

     o any material change in our present dividend policy, or our indebtedness or capitalization;

     o any change in our present board of directors or senior management, including a change in the number or term of directors or to fill any existing board vacancies or change any executive officer's material terms of employment;

     o   any other material change in our corporate structure or business;

     o our common stock not being authorized for quotation on the American Stock Exchange;

     o our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended;

     o the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended;

     o the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in connection with our stock option plans; or

     o any change to our articles of continuance or bylaws, or any actions which may make it more difficult for any person to acquire control of us.

     NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD REQUEST THAT WE EXCHANGE YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANYONE TO MAKE SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND THE RELATED LETTER OF TRANSMITTAL AND TO CONSULT YOUR OWN LEGAL, INVESTMENT AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO REQUEST THAT WE EXCHANGE YOUR OPTIONS.

3. PROCEDURES FOR SURRENDERING OPTIONS.

     PROPER SURRENDER OF OPTIONS. To request that we exchange some or all of your eligible options, you must, in accordance with the terms of the election form, properly complete the election form and deliver the election form, along with any other required documents, to James Thomasch by facsimile at (508) 541-7990 or by mail at 10 Forge Park, Franklin, Massachusetts 02038. We must receive all of the required documents before 5:00 p.m., Eastern Daylight Time, on the expiration date. The expiration date is September 25, 2002, unless we extend the period of time during which this offer will remain open. We currently have no intention of extending the deadline, and in any case we cannot extend the deadline for any one person or group of people. However, in the event that we do extend this offer beyond September 25, 2002 then you must deliver a properly completed election form and other required documentation before the extended expiration date.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS AND ANY NOTICES TO CHANGE YOUR ELECTION FROM "ACCEPT" TO "REJECT" OR "REJECT" TO "ACCEPT" AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR ELECTION AND RISK. YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.



     DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to the number of shares subject to eligible options and the validity, form, eligibility, including time of receipt, and acceptance of any surrender of options. Our determination of these matters will be final and binding on all parties. Furthermore, subject to our compliance with Rule 13e-4 under the Securities Exchange Act, we reserve the right to reject any or all surrenders of options in our discretion. We have reserved the right at our discretion to reject requests to exchange eligible options. We have reserved this right solely in an effort to protect for our employees the tax status of any incentive stock options that our employees decide not to tender in this offer. See "Summary Term Sheet - Q.21. What happens if I elect not to surrender any options pursuant to this offer?" We further reserve the right to waive any of the conditions of this offer or any defect or irregularity in any surrender of any particular options or for any particular optionholder, and we will waive the same condition, defect or irregularity for all optionholders. This is a one-time offer, and we will strictly enforce this offer period, subject only to an extension which we may grant in our sole discretion.



     OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. By requesting that we accept your options for exchange under this offer, you accept the terms and conditions of this offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR SURRENDERED OPTIONS THROUGH THIS OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THIS OFFER. THE PROMISE WHICH WE WILL GIVE YOU TO GRANT STOCK OPTIONS REFLECTS THIS COMMITMENT. Subject to our rights to extend, terminate and amend this offer, and subject to our right to reject all requests for exchange at our discretion, we expect that we will accept for exchange all eligible options which you properly surrender to us prior to the expiration of this offer and which you have not withdrawn.

     YOU MAY NOT RECEIVE NEW OPTIONS IF PLC ENTERS INTO A MERGER OR OTHER SIMILAR TRANSACTION IN WHICH THERE IS A CHANGE IN CONTROL OF PLC PRIOR TO THE GRANT OF NEW OPTIONS.

4. CHANGE IN ELECTION.

     You may only change your election to request that we exchange your options by following the procedures described in this section. You may not request that we exchange partial option grants. If you request that we exchange your options and you later want to change your request, you must do so with respect to all eligible options of a particular grant. Similarly, if you elect not to request that we exchange your options and you later want to change your request, you must do so with respect to all eligible options of a particular grant.

     To change your election, you must deliver a new election form to James Thomasch by facsimile at (508) 541-7990 or by mail at 10 Forge Park, Franklin, Massachusetts 02038. The change in election form must be clearly dated after your original election form. If you are changing your election in order to accept the offer, the new election form must include the information regarding the eligible options you wish to surrender for exchange. Once we receive a new election form submitted by you, your previously submitted election form will be disregarded.

     To withdraw a full option grant you previously requested that we exchange, you must deliver a notice of withdrawal to James Thomasch as described above. The notice of withdrawal must be clearly dated after your original election form and any subsequent new election forms.

     You may change your election or withdraw your tendered options at any time before 5:00 p.m., Eastern Daylight Time, on the expiration date, September 25, 2002. If we extend this offer beyond that time, you may change your election or withdraw your tendered options at any time until the extended expiration of this offer. In addition, unless we accept your options for exchange prior to October 22, 2002, the date that is 40 business days from the commencement of the offer, you may withdraw your tendered options at any time after the expiration date.

     Neither we nor any other person is obligated to give notice of any defects or irregularities in any new election form or notice of withdrawal, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the validity and form, including time of receipt, of new election forms and notices of withdrawal. Our determinations of these matters will be final and binding.

5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND GRANT OF NEW OPTIONS.

     Subject to our rights to extend, terminate and amend this offer, and subject to our right to reject all requests for exchange at our discretion, we expect that we will accept promptly after the expiration of this offer all eligible options which you properly surrender to us prior to the expiration date which you have not withdrawn and we will notify you of our acceptance on the date this offer expires.

     If we accept the options that you surrender for exchange in this offer, then you will not be granted any additional options during the six month and one day period from the date the offer expires to the date when we grant your new options. This is necessary to avoid incurring any compensation expense against our earnings because of accounting rules that could apply to interim option grants as a result of this offer.

     For purposes of this offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn when we give oral or written notice to the optionholders of our acceptance for exchange of such options, which may be by company-wide (including our subsidiaries) mail or email or by issuance of a press release. We have reserved the right at our discretion to reject requests to exchange eligible options. We have reserved this right solely in an effort to protect for our employees the tax status of any incentive stock options that our employees decide not to tender in this offer. See "Summary Term Sheet - Q.21. What happens if I elect not to surrender any options pursuant to this offer?" Subject to our rights to extend, terminate or amend this offer, we currently expect that we will accept promptly following the expiration date all properly tendered options that are not validly withdrawn.



     After we accept options surrendered for exchange, we will send each tendering optionholder a notice promptly after the expiration of the offer indicating the number of shares subject to the options that have been accepted for exchange and which have been canceled, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options.



     IF, FOR ANY REASON, YOU ARE NOT AN EMPLOYEE OF PLC OR ONE OF OUR SUBSIDIARIES RESIDING IN THE UNITED STATES ON THE DATE THE OFFER EXPIRES OR THE DATE WHEN WE GRANT THE NEW OPTIONS, THEN YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR SURRENDERED OPTIONS. THIS MEANS THAT IF YOU MOVE OUTSIDE THE UNITED STATES, DIE, BECOME DISABLED, TERMINATE YOUR EMPLOYMENT WITH OR WITHOUT GOOD REASON OR WE TERMINATE YOUR EMPLOYMENT WITH OR WITHOUT CAUSE BEFORE THE DATE WHEN WE GRANT THE NEW OPTIONS, THEN YOU WILL NOT RECEIVE ANYTHING FOR THE OPTIONS THAT YOU SURRENDERED AND WE CANCELED.

     YOU MAY NOT RECEIVE NEW OPTIONS IF PLC ENTERS INTO A MERGER OR OTHER SIMILAR TRANSACTION IN WHICH THERE IS A CHANGE IN CONTROL OF PLC PRIOR TO THE GRANT OF NEW OPTIONS.

6. CONDITIONS OF THIS OFFER.

     We will not be required to accept any options surrendered to us. We have reserved this right in an effort to protect the tax status of incentive stock options that are not surrendered, as further explained in the Summary Term Sheet "Q.21 - What happens if I elect not to surrender any options pursuant to this offer?" Additionally, we may terminate or amend this offer, or postpone our acceptance and cancellation of any options surrendered to us, in each case, subject to Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, if at any time prior to the expiration date, we determine that any of the following events has occurred, and, in our reasonable judgment, it is inadvisable for us to proceed with this offer:



     (a) any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of this offer, the acquisition of some or all of the surrendered options, the issuance of new options, or otherwise relates to this offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects;

     (b) any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

          (i) make it illegal for us to accept some or all of the surrendered options or to issue some or all of the new options or otherwise restrict or prohibit consummation of this offer or otherwise relate to this offer;

          (ii) delay or restrict our ability, or render us unable, to accept the surrendered options for exchange or to issue new options for some or all of the surrendered options; or

          (iii) materially and adversely affect our business, condition (financial or other), income, operations or prospects;



     (c) there is any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

     (d) there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles which could or would require us to record a compensation expense against our earnings in connection with this offer for financial reporting purposes;

     (e) another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

          (i) any person, entity or "group", within the meaning of Section 13(d)(3) of the Securities Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group is formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of this offer;

          (ii) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of this offer has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

          (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities; or

     (f) any change or changes occurs in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that in our reasonable judgment is materially adverse to us.

     The conditions to this offer are for our benefit. We may assert them in our discretion prior to the expiration date and we may waive them at any time and from time to time prior to the expiration date, whether or not we waive any other condition to this offer. Our failure to exercise any of these rights is not a waiver of any of these rights, and the waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon everyone.

7. PRICE RANGE OF COMMON STOCK.

     Our common stock is traded on the American Stock Exchange under the symbol "PLC". The following table shows, for the periods indicated, the high and low sales prices per share of our common stock.

                                                                High       Low
                                                                ----       ---
Fiscal Year Ended December 31, 2000
    First Quarter...........................................    $4.63     $2.06
    Second Quarter..........................................    $2.50     $1.19
    Third Quarter...........................................    $1.56     $0.94
    Fourth Quarter..........................................    $0.94     $0.31

Fiscal Year Ended December 31, 2001
    First Quarter...........................................    $2.00     $0.50
    Second Quarter..........................................    $1.20     $0.56
    Third Quarter...........................................    $1.20     $0.41
    Fourth Quarter..........................................    $0.85     $0.50

Fiscal Year Ended December 31, 2002
    First Quarter...........................................    $0.76     $0.55
    Second Quarter..........................................    $0.67     $0.38
    Third Quarter (through August 22, 2002).................    $1.45     $0.35

     On August 22, 2002, the last reported sale price of our common stock as reported by the American Stock Exchange was $0.81 per share.

     We recommend that you obtain current market quotations for our common stock before deciding whether to elect to surrender your eligible options.

8. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

     CONSIDERATION. For every one share of common stock for which your surrendered option is exercisable, you will receive an option to purchase one share. Each new option to be granted pursuant to this offer will vest on a cumulative basis in six equal amounts over a period of two and one-half years. This means that one-sixth will vest on the date the new option is granted and the remaining portion of the new option will vest in five equal installments at the end of each six-month period thereafter.

     The exercise price of the new options will equal the closing price of a share of common stock as reported by the American Stock Exchange on the date of grant, which will be six months plus one day after the expiration of this offer.

     As of August 22, 2002, there were issued and outstanding options to purchase approximately 1,092,845 shares of our common stock that are eligible to participate in this offer. If all outstanding eligible options are exchanged, we will grant new options to purchase a total of approximately 1,092,845 shares of our common stock. Assuming all such options are issued, the common stock issuable upon exercise of the new options will equal approximately 3.7% of the total shares of our common stock outstanding as of August 22, 2002. We will issue new options for eligible options (i) surrendered from our 1993 Plan under our 1993 Plan, (ii) surrendered from our 1995 Plan under our 1995 Plan, (iii) surrendered from our 1997 Plan under our 1997 Plan, (iv) surrendered from our 2000 Retention Plan under our 2000 Retention Plan and (v) surrendered from our 2000 Equity Plan under our 2000 Equity Plan.

     TERMS OF NEW OPTIONS. We will enter into a new option agreement with each optionholder who requests that we exchange his or her options in this offer and which we have elected to exchange. The terms and conditions of the new options may vary from the terms and conditions of the options surrendered for exchange. Because we will not grant new options until six months plus one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of the surrendered options. The issuance of new options under this offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options.

     YOU MAY NOT RECEIVE NEW OPTIONS IF PLC ENTERS INTO A MERGER OR OTHER SIMILAR TRANSACTION IN WHICH THERE IS A CHANGE IN CONTROL OF PLC PRIOR TO THE GRANT OF NEW OPTIONS.

     The following descriptions of the 1993 Plan, 1995 Plan, 1997 Plan, 2000 Retention Plan and 2000 Equity Plan and the form of the new option agreements are summaries and are not complete. Complete information about the option plan and the new options is included in the option plan and the form of the new option agreement to be entered into between you and us. The 1993 Plan, 1995 Plan, 1997 Plan, 2000 Retention Plan and 2000 Equity Plan and the form of the new option agreements are on file with the SEC as exhibits to the Schedule TO which was filed in connection with this offer. Please contact James Thomasch at
(508) 541-8800 to request copies of the 1993 Plan, 1995 Plan, 1997 Plan, 2000 Retention Plan or 2000 Equity Plan and the form of the new nonqualified stock option agreements. We will provide copies promptly and at our expense.

     1993 PLAN

     GENERAL. The maximum number of shares of common stock issuable pursuant to options granted under the 1993 Plan is 750,000 shares. The 1993 Plan permits us to grant options intended to qualify as incentive stock options under the Internal Revenue Code and nonqualified stock options, which are options that do not qualify as incentive stock options. The new options that are issued upon surrender of incentive stock options and nonqualified stock options will be nonqualified stock options.

     ADMINISTRATION. The 1993 Plan is administered by our board of directors. The board may delegate authority under the 1993 Plan to one or more committees of the board. The board of directors or any committee to whom the board delegates authority, as the case may be, has the authority to operate, manage and administer the 1993 Plan and to regulate and interpret the provisions of the 1993 Plan. In addition, subject to any applicable limitations contained in the 1993 Plan, the board of directors or any committee to whom the board delegates authority, as the case may be, selects the recipients of options and, among other things, determines (i) the number of shares of our common stock covered by the options and the dates upon which such options are granted, (ii) the exercise price of options and the dates upon which such options become exercisable, (iii) the duration of options and (iv) whether options granted will be incentive stock options or nonqualified stock options. Furthermore, the board of directors or any committee to whom the board delegates authority, as the case may be, may amend the 1993 Plan; provided, however, that shareholder approval is required for certain amendments to the 1993 Plan, such as changes to (i) the number of shares as to which options may be granted, (ii) the maximum term of options,
(iii) the minimum exercise price of options, (iv) the term of the 1993 Plan and
(v) the eligibility requirements under the 1993 Plan.

     TERM. The term of each option granted under the 1993 Plan is fixed by the board of directors or any committee to whom the board delegates authority, as the case may be, but may not exceed 10 years. The new options granted in connection with the exchange will have a term of 10 years that will expire 10 years from the date of grant of the new options.

     TERMINATION. In the event your employment with us is terminated, your new option will be exercisable, to the extent of the number of shares then vested,
(i) within one year of termination, if the termination is the result of your death or disability, or (ii) within three months of termination for any other reason except your termination for "cause." However, in no event will a new option be exercisable after its expiration date. The new option agreements will provide that an employee's options will terminate immediately if his or her employment terminates for "cause." "Cause" means willful misconduct by the optionholder or willful failure by the optionholder to perform his or her responsibilities to us (including, without limitation, breach by the optionholder of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the optionholder and us), as determined by us, which determination will be conclusive.

     Notwithstanding the foregoing, if you, prior to the expiration date of your new option, violate the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between you and us, the right to exercise your new option will terminate immediately upon our written notice to you describing your violation.

     EXERCISE PRICE. The new options will have an exercise price equal to the closing price of our common stock as reported by the American Stock Exchange on the date of grant of the new options.

     PAYMENT OF EXERCISE PRICE. Common stock purchased upon the exercise of a new option granted under the 1993 Plan can be paid for partly or completely in shares of our common stock (based on the fair market value of that stock) or by any other lawful consideration as the board of directors or any committee to whom the board delegates authority, as the case may be, may determine. However, no officer or director may purchase common stock upon the exercise of any new option granted under the 1993 Plan by means of a promissory note.

     VESTING AND EXERCISE. The board of directors or any committee to whom the board delegates authority, as the case may be, has the authority to determine the time or times at which the options granted under the 1993 Plan may be exercised and may also accelerate the exercisability of options. The new options will vest on a cumulative basis in six equal amounts over a period of two and one-half years. This means that one-sixth of each new option will vest of the date the new option is granted and the remaining portion of the new option will vest in five equal installments at the end of each six-month period thereafter.

     ADJUSTMENTS UPON CERTAIN EVENTS. The 1993 Plan contains provisions for the treatment of options in the event of certain changes in our capital structure.

     Upon an "Acquisition Event," we will give prior notice to holders of outstanding options under the 1993 Plan, including holders of any new options granted under the 1993 Plan, that those options are fully vested as of a time specified in the notice. If the optionholders do not exercise their options under the 1993 Plan prior to the consummation of the Acquisition Event, all unexercised portions of those options will terminate. An "Acquisition Event" means (i) we are merged or consolidated with or into another corporation where, upon effectiveness of such merger or consolidation, our shareholders immediately prior to such merger or consolidation hold 50% or less of the voting securities of the corporation surviving such merger or consolidation or 50% or less of the then outstanding common stock of the corporation surviving such merger or consolidation; or (ii) any sale of all or substantially all of our assets.

     In the event of our dissolution or liquidation, each option granted under the 1993 Plan, including any new options granted under the 1993 Plan, will terminate immediately prior to the consummation of such dissolution or liquidation or at such other time and subject to such other conditions as determined by the board of directors.

     If the outstanding shares of our common stock are changed by reason of any stock dividends, stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges or other similar changes in capitalization, the outstanding options under the 1993 Plan, including any new options granted under the 1993 Plan, will be appropriately adjusted as determined by the board of directors.

     TAX CONSEQUENCES. You should refer to Section 13 below for a discussion of the material U.S. federal tax consequences of this offer. We recommend that you consult with your own tax advisor to determine the specific tax consequences of this offer to you.

     REGISTRATION OF OPTION SHARES. All shares of common stock issuable upon exercise of options under the 1993 Plan have been registered under the Securities Act of 1933 on a registration statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of PLC, you will be able to sell your new option shares issued under the 1993 Plan free of any transfer restrictions under applicable securities laws.

     1995 PLAN

     GENERAL. The maximum number of shares of common stock issuable pursuant to options granted under the 1995 Plan is 1,400,000 shares. The 1995 Plan permits us to grant options intended to qualify as incentive stock options under the Internal Revenue Code and nonqualified stock options, which are options that do not qualify as incentive stock options. The new options that are issued upon surrender of incentive stock options and nonqualified stock options will be nonqualified stock options.

     ADMINISTRATION. The 1995 Plan is administered by our board of directors. The board may delegate authority under the 1995 Plan to one or more committees of the board. The board of directors or any committee to whom the board delegates authority, as the case may be, has the authority to operate, manage and administer the 1995 Plan and to regulate and interpret the provisions of the 1995 Plan. In addition, subject to any applicable limitations contained in the 1995 Plan, the board of directors or any committee to whom the board delegates authority, as the case may be, selects the recipients of options and, among other things, determines (i) the number of shares of our common stock covered by the options and the dates upon which such options are granted, (ii) the exercise price of options and the dates upon which such options become exercisable, (iii) the duration of options and (iv) whether options granted will be incentive stock options or nonqualified stock options. Furthermore, the board of directors or any committee to whom the board delegates authority, as the case may be, may amend the 1995 Plan; provided, however, that shareholder approval is required for certain amendments to the 1995 Plan, such as changes to (i) the number of shares as to which options may be granted, (ii) the maximum term of options,
(iii) the minimum exercise price of options, (iv) the term of the 1995 Plan and
(v) the eligibility requirements under the 1995 Plan.

     TERM. The term of each option granted under the 1995 Plan is fixed by the board of directors or any committee to whom the board delegates authority, as the case may be, but may not exceed 10 years. The new options granted in connection with the exchange will have a term of 10 years that will expire 10 years from the date of grant of the new options.

     TERMINATION. In the event your employment with us is terminated, your new option will be exercisable, to the extent of the number of shares then vested,
(i) within one year of termination, if the termination is the result of your death or disability, or (ii) within three months of termination for any other reason except your termination for "cause." However, in no event will a new option be exercisable after its expiration date. The new option agreements will provide that an employee's options will terminate immediately if his or her employment terminates for "cause." "Cause" means willful misconduct by the optionholder or willful failure by the optionholder to perform his or her responsibilities to us (including, without limitation, breach by the optionholder of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the optionholder and us), as determined by us, which determination will be conclusive.

     Notwithstanding the foregoing, if you, prior to the expiration date of your new option, violate the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between you and us, the right to exercise your new option will terminate immediately upon our written notice to you describing your violation.

     EXERCISE PRICE. The new options will have an exercise price equal to the closing price of our common stock as reported by the American Stock Exchange on the date of grant of the new options.

     PAYMENT OF EXERCISE PRICE. Common stock purchased upon the exercise of a new option granted under the 1995 Plan can be paid for partly or completely in shares of our common stock (based on the fair market value of that stock) or by any other lawful consideration as the board of directors or any committee to whom the board delegates authority, as the case may be, may determine.

     VESTING AND EXERCISE. The board of directors or any committee to whom the board delegates authority, as the case may be, has the authority to determine the time or times at which the options granted under the 1995 Plan may be exercised and may also accelerate the exercisability of options. The new options will vest on a cumulative basis in six equal amounts over a period of two and one-half years. This means that one-sixth of each new option will vest of the date the new option is granted and the remaining portion of the new option will vest in five equal installments at the end of each six-month period thereafter.

     ADJUSTMENTS UPON CERTAIN EVENTS. The 1995 Plan contains provisions for the treatment of options in the event of certain changes in our capital structure.

     Upon an "Acquisition Event," we will give prior notice to holders of outstanding options under the 1995 Plan, including holders of any new options granted under the 1995 Plan, that those options are fully vested as of a time specified in the notice. If the optionholders do not exercise their options under the 1995 Plan prior to the consummation of the Acquisition Event, all unexercised portions of those options will terminate. An "Acquisition Event" means (i) we are merged or consolidated with or into another corporation where, upon effectiveness of such merger or consolidation, our shareholders immediately prior to such merger or consolidation hold 50% or less of the voting securities of the corporation surviving such merger or consolidation or 50% or less of the then outstanding common stock of the corporation surviving such merger or consolidation; or (ii) any sale of all or substantially all of our assets.

     In the event of our dissolution or liquidation, each option granted under the 1995 Plan, including any new options granted under the 1995 Plan, will terminate immediately prior to the consummation of such dissolution or liquidation or at such other time and subject to such other conditions as determined by the board of directors.

     If the outstanding shares of our common stock are changed by reason of any stock dividends, stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges or other similar changes in capitalization, the outstanding options under the 1995 Plan, including any new options granted under the 1995 Plan, will be appropriately adjusted as determined by the board of directors.

     TAX CONSEQUENCES. You should refer to Section 13 below for a discussion of the material U.S. federal tax consequences of this offer. We recommend that you consult with your own tax advisor to determine the specific tax consequences of this offer to you.

     REGISTRATION OF OPTION SHARES. All shares of common stock issuable upon exercise of options under the 1995 Plan have been registered under the Securities Act of 1933 on a registration statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of PLC, you will be able to sell your new option shares issued under the 1995 Plan free of any transfer restrictions under applicable securities laws.

     1997 PLAN

     GENERAL. The maximum number of shares of common stock issuable pursuant to options granted under the 1997 Plan is 1,000,000 shares. The 1997 Plan only permits us to grant nonqualified stock options, which are options that do not qualify as incentive stock options. The new options that are issued upon surrender of nonqualified stock options under the 1997 Plan will be nonqualified stock options.

     ADMINISTRATION. The 1997 Plan is administered by our board of directors. The board has the authority to interpret the 1997 Plan and to adopt and amend any rules and regulations for the administration of the 1997 as the board deems advisable.

     TERM. The term of each option granted under the 1997 Plan is fixed by the board of directors, but may not exceed 10 years. The new options granted in connection with the exchange will have a term of 10 years that will expire 10 years from the date of grant of the new options.

     TERMINATION. In the event your employment with us is terminated, your new option will be exercisable, to the extent of the number of shares then vested,
(i) within one year of termination, if the termination is the result of your death or disability, or (ii) within 90 days of termination for any other reason except your termination for "cause." However, in no event will a new option be exercisable after its expiration date. The new option agreements will provide that an employee's options will terminate immediately if his or her employment terminates for "cause." "Cause" means willful misconduct by the optionholder or willful failure by the optionholder to perform his or her responsibilities to us (including, without limitation, breach by the optionholder of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the optionholder and us), as determined by us, which determination will be conclusive.

     Notwithstanding the foregoing, if you, prior to the expiration date of your new option, violate the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between you and us, the right to exercise your new option will terminate immediately upon our written notice to you describing your violation.

     EXERCISE PRICE. The new options will have an exercise price equal to the closing price of our common stock as reported by the American Stock Exchange on the date of grant of the new options.

     PAYMENT OF EXERCISE PRICE. Common stock purchased upon the exercise of a new option granted under the 1997 Plan can be paid for partly or completely in shares of our common stock (based on the fair market value of that stock) or by any other lawful consideration as the board of directors may determine.

     VESTING AND EXERCISE. The board of directors has the authority to determine the time or times at which the options granted under the 1997 Plan may be exercised and may also accelerate the exercisability of options. The new options will vest on a cumulative basis in six equal amounts over a period of two and one-half years. This means that one-sixth of each new option will vest of the date the new option is granted and the remaining portion of the new option will vest in five equal installments at the end of each six-month period thereafter.

     ADJUSTMENTS UPON CERTAIN EVENTS. The 1997 Plan contains provisions for the treatment of options in the event of certain changes in our capital structure.

     Upon an "Acquisition" of PLC, we will give prior notice to holders of outstanding options under the 1997 Plan, including holders of any new options granted under the 1997 Plan, that those options are fully vested as of a time specified in the notice. If the optionholders do not exercise their options under the 1997 Plan prior to the consummation of the Acquisition, all unexercised portions of those options will terminate. As defined in the 1997 Plan, an "Acquisition" means (i) we are consolidated with or into another entity or acquired by another entity in a merger or (ii) any sale of all or substantially all of our assets.

     If the outstanding shares of our common stock are changed by reason of any stock dividend or stock split, the outstanding options under the 1997 Plan, including any new options granted under the 1997 Plan, will be appropriately adjusted as determined by the board of directors. If the outstanding shares of our common stock are changed by reason of any recapitalization or reorganization (other than an Acquisition as described above), the outstanding options under the 1997 Plan, including any new options granted under the 1997 Plan, will be exercisable for whatever the optionholders would have received if they had exercised their options prior to the recapitalization or reorganization.

     TAX CONSEQUENCES. You should refer to Section 13 below for a discussion of the material U.S. federal tax consequences of this offer. We recommend that you consult with your own tax advisor to determine the specific tax consequences of this offer to you.

     REGISTRATION OF OPTION SHARES. All shares of common stock issuable upon exercise of options under the 1997 Plan have been registered under the Securities Act of 1933 on a registration statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of PLC, you will be able to sell your new option shares issued under the 1997 Plan free of any transfer restrictions under applicable securities laws.

     2000 RETENTION PLAN

     GENERAL. The maximum number of shares of common stock issuable pursuant to options granted under the 2000 Retention Plan is 400,000 shares. No one person may receive options to purchase more than 100,000 shares under the 2000 Retention Plan in any one calendar year. The 2000 Retention Plan only permits us to grant nonqualified options, which are options that do not qualify as incentive stock options. The new options that are issued upon surrender of nonqualified stock options under the 2000 Retention Plan will be issued as nonqualified stock options.

     ADMINISTRATION. The 2000 Retention Plan is administered by our board of directors. The board has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2000 Retention Plan and to interpret the provisions of the 2000 Retention Plan. The board of directors may delegate authority under the 2000 Retention Plan to executive officers under certain conditions and to one or more committees of the board.

     TERM. The term of each option granted under the plan is fixed by the board of directors or any executive officer or any committee of the board to which the board delegates authority, as the case may be, at the time of grant, but may not exceed 10 years. The new options to be granted in connection with the exchange will have a term of 10 years that will expire 10 years from the date of grant of the new options.

     TERMINATION. In the event your employment with us is terminated, your new option will be exercisable, to the extent of the number of shares then vested,
(i) within one year of termination, if the termination is the result of your death or disability, or (ii) within 90 days of termination for any other reason except your termination for "cause." However, in no event will a new option be exercisable after its expiration date. The new option agreements will provide that an employee's options will terminate immediately if his or her employment terminates for "cause." "Cause" means willful misconduct by the optionholder or willful failure by the optionholder to perform his or her responsibilities to us (including, without limitation, breach by the optionholder of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the optionholder and us), as determined by us, which determination will be conclusive.

     Notwithstanding the foregoing, if you, prior to the expiration date of your new option, violate the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between you and us, the right to exercise your new option will terminate immediately upon our written notice to you describing your violation.

     EXERCISE PRICE. The new options will have an exercise price equal to the closing price of our common stock as reported by the American Stock Exchange on the date of grant of the new option.

     PAYMENT OF EXERCISE PRICE. Subject to the board's discretion, common stock purchased upon the exercise of a new option granted under the 2000 Retention Plan can be paid for as follows:

     o   in cash or by check, payable to the order of PLC;

     o (i) by delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to PLC sufficient funds to pay the exercise price, or delivery by the optionholder to PLC of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to PLC cash or a check sufficient to pay the exercise price; or (ii) by delivery of shares of our common stock owned by the optionholder valued at their fair market value as determined by the board of directors in good faith, which common stock was owned by the optionholder at least six months prior to such delivery;

     o (i) by delivery of a promissory note of the optionholder to PLC on terms determined by the board of directors; or (ii) by payment of such other lawful consideration as the board of directors may determine; or

     o   any combination of the above permitted forms of payment.

     VESTING AND EXERCISE. The board of directors, any executive officer or any committee of the board to which the board delegates authority, as the case may be, has the authority to determine the time or times at which options granted under the 2000 Retention Plan may be exercised and may also accelerate the exercisability of options. The new options will vest on a cumulative basis in six equal amounts over a period of two and one-half years. This means that one-sixth of each new option will vest of the date the new option is granted and the remaining portion of the new option will vest in five equal installments at the end of each six-month period thereafter.

     ADJUSTMENTS UPON CERTAIN EVENTS. The 2000 Retention Plan contains provisions for the treatment of options in the event of certain changes in our capital structure.

     Upon an "Acquisition Event," we will give prior notice to holders of outstanding options under the 2000 Retention Plan, including holders of any new options granted under the 2000 Retention Plan, that those options are fully vested as of a time specified in the notice. If the optionholders do not exercise their options under the 2000 Retention Plan prior to the consummation of the Acquisition Event, all unexercised portions of those options will terminate. As defined in the 2000 Retention Plan, an "Acquisition Event" means
(i) we are merged or consolidated with or into another corporation where, upon effectiveness of such merger or consolidation, our shareholders immediately prior to such merger or consolidation hold 50% or less of the voting securities of the corporation surviving such merger or consolidation or 50% or less of the then outstanding common stock of the corporation surviving such merger or consolidation; or (ii) any sale of all or substantially all of our assets.

     Upon a "Reorganization Event" that is not also an Acquisition Event, all outstanding options under the 2000 Retention Plan, including any new options granted under the 2000 Retention Plan, will be assumed, or equivalent options will be substituted, by the acquiring succeeding corporation. If the acquiring of succeeding corporation does not agree to assume, or substitute for, such options, we will give prior notice to holders of options under the 2000 Retention Plan that those options are fully vested as of a time specified in the notice. If the optionholders do not exercise their options under the 2000 Retention Plan prior to the consummation of the Reorganization Event, all unexercised portions of those option will terminate. As defined in the 2000 Retention Plan, a "Reorganization Event" means (i) our merger or consolidation with another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property; or (ii) any exchange of all of our common stock for cash, securities or other property pursuant to a share exchange transaction.

     If the outstanding shares of common stock are changed by reason of any stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification, spinoff or other similar change in capitalization or event, or any distribution to holders of common stock other than a normal cash dividend, the board of directors will appropriately adjust the relevant terms and provisions of outstanding options under the 2000 Retention Plan, including any new options granted under the 2000 Retention Plan, to the extent it shall determine, in good faith, that such adjustment is necessary and appropriate.

     In the event of our dissolution or liquidation, the board of directors will send written notice to each holder of options under the 2000 Retention Plan, including holders of any new options granted under the 2000 Retention

Plan, stating that all then unexercised options will (i) become exercisable in full as of a specified time at least 10 business days prior to the effective date of the dissolution or liquidation and (ii) terminate effective upon the dissolution or liquidation, except to the extent exercised before that effective date.

     TAX CONSEQUENCES. You should refer to Section 13 below for a discussion of the material U.S. federal income tax consequences of the new options and the eligible options, as well as the consequences of this offer. We recommend that you consult with your own tax advisor to determine the specific tax consequences of this offer to you.

     REGISTRATION OF OPTION SHARES. All shares of common stock issuable upon exercise of options under the 2000 Retention Plan have been registered under the Securities Act of 1933 on a registration statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of PLC, you will be able to sell your new option shares issued under the 2000 Retention Plan free of any transfer restrictions under applicable securities laws.

     2000 EQUITY PLAN

     GENERAL. The maximum number of shares of common stock issuable pursuant to options granted under the 2000 Equity Plan is 500,000 shares. No one person may receive options to purchase more than 250,000 shares under the 2000 Equity Plan in any one calendar year. The 2000 Equity Plan permits us to grant options intended to qualify as incentive stock options under the Internal Revenue Code and nonqualified options, which are options that do not qualify as incentive stock options. The new options that are issued upon surrender of incentive stock options and nonqualified stock options under the 2000 Equity Plan will be issued as nonqualified stock options.

     ADMINISTRATION. The 2000 Equity Plan is administered by our board of directors. The board has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2000 Equity Plan and to interpret the provisions of the 2000 Equity Plan. The board of directors may delegate authority under the 2000 Equity Plan to executive officers under certain conditions and to one or more committees of the board.

     TERM. The term of each option granted under the plan is fixed by the board of directors, any executive officer or any committee of the board to which the board delegates authority, as the case may be, at the time of grant, but may not exceed 10 years. The new options to be granted in connection with the exchange will have a term of 10 years that will expire 10 years from the date of grant of the new options.

     TERMINATION. In the event your employment with us is terminated, your new option will be exercisable, to the extent of the number of shares then vested,
(i) within one year of termination, if the termination is the result of your death or disability, or (ii) within 90 days of termination for any other reason except your termination for "cause." However, in no event will a new option be exercisable after its expiration date. The new option agreements will provide that an employee's options will terminate immediately if his or her employment terminates for "cause." "Cause" means willful misconduct by the optionholder or willful failure by the optionholder to perform his or her responsibilities to us (including, without limitation, breach by the optionholder of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the optionholder and us), as determined by us, which determination will be conclusive.

     Notwithstanding the foregoing, if you, prior to the expiration date of your new option, violate the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between you and us, the right to exercise your new option will terminate immediately upon our written notice to you describing your violation.

     EXERCISE PRICE. The new options will have an exercise price equal to the closing price of our common stock as reported by the American Stock Exchange on the date of grant of the new option.

     PAYMENT OF EXERCISE PRICE. Subject to the board's discretion, common stock purchased upon the exercise of a new option granted under the 2000 Equity Plan can be paid for as follows:

     o   in cash or by check, payable to the order of PLC;

     o (i) by delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to PLC sufficient funds to pay the exercise price, or delivery by the optionholder to PLC of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to PLC cash or a check sufficient to pay the exercise price; or (ii) by delivery of shares of our common stock owned by the optionholder valued at their fair market value as determined by the board of directors in good faith, which common stock was owned by the optionholder at least six months prior to such delivery;

     o (i) by delivery of a promissory note of the optionholder to PLC on terms determined by the board of directors; or (ii) by payment of such other lawful consideration as the board of directors may determine; or

     o   any combination of the above permitted forms of payment.

     VESTING AND EXERCISE. The board of directors, any executive officer or any committee of the board to which the board delegates authority, as the case may be, has the authority to determine the time or times at which options granted under the 2000 Equity Plan may be exercised and may also accelerate the exercisability of options. The new options will vest on a cumulative basis in six equal amounts over a period of two and one-half years. This means that one-sixth of each new option will vest of the date the new option is granted and the remaining portion of the new option will vest in five equal installments at the end of each six-month period thereafter.

     ADJUSTMENTS UPON CERTAIN EVENTS. The 2000 Equity Plan contains provisions for the treatment of options in the event of certain changes in our capital structure.

     Upon an "Acquisition Event," we will give prior notice to holders of outstanding options under the 2000 Equity Plan, including holders of any new options granted under the 2000 Equity Plan, that those options are fully vested as of a time specified in the notice. If the optionholders do not exercise their options under the 2000 Equity Plan prior to the consummation of the Acquisition Event, all unexercised portions of those options will terminate. As defined in the 2000 Equity Plan, an "Acquisition Event" means (i) our merger or consolidation with another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property; or (ii) any exchange of all of our common stock for cash, securities or other property pursuant to a share exchange transaction.

     If the outstanding shares of common stock are changed by reason of any stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification, spinoff or other similar change in capitalization or event, or any distribution to holders of common stock other than a normal cash dividend, the board of directors will appropriately adjust the relevant terms and provisions of outstanding options under the 2000 Equity Plan, including any new options granted under the 2000 Equity Plan, to the extent it shall determine, in good faith, that such adjustment is necessary and appropriate.

     In the event of our dissolution or liquidation, the board of directors will send written notice to each optionholder stating that all then unexercised options under the 2000 Equity Plan, including any new options granted under the 2000 Equity Plan, will (i) become exercisable in full as of a specified time at least 10 business days prior to the effective date of the dissolution or liquidation and (ii) terminate effective upon the dissolution or liquidation, except to the extent exercised before that effective date.

     TAX CONSEQUENCES. You should refer to Section 13 below for a discussion of the material U.S. federal income tax consequences of the new options and the eligible options, as well as the consequences of this offer. We recommend that you consult with your own tax advisor to determine the specific tax consequences of this offer to you.

     REGISTRATION OF OPTION SHARES. All shares of common stock issuable upon exercise of options under the 2000 Equity Plan have been registered under the Securities Act of 1933 on a registration statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of PLC, you will be able to sell your new option shares issued under the 2000 Equity Plan free of any transfer restrictions under applicable securities laws.

9. INFORMATION ABOUT PLC; SUMMARY FINANCIAL INFORMATION; RISK FACTORS.

     Our principal corporate offices are located at 10 Forge Park, Franklin, Massachusetts 02038. Our common stock is listed by the American Stock Exchange under the symbol "PLC".

     See "Additional Information" in Section 16 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

     FINANCIAL INFORMATION: The information set forth on pages F-1 through F-15 of Appendix A of our annual report on Form 10-K for the year ended December 31, 2001 and the information set forth on pages 3 through 8 of our quarterly report on Form 10-Q for the quarter ended June 30, 2002 are incorporated herein by reference.

                          SUMMARY FINANCIAL INFORMATION

     The following summary historical consolidated financial data should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2001 and our unaudited consolidated financial statements for the interim period ended June 30, 2002 incorporated by reference in this document. The consolidated statements of operations data for the years ended December 31, 2000 and 2001, and the consolidated balance sheet data as of December 31, 2000 and 2001, have been derived from our audited consolidated financial statements incorporated by reference in this document. The consolidated statements of operations data for the three and six months ended June 30, 2001 and 2002, and the consolidated balance sheet data as of June 30, 2002, have been derived from unaudited condensed consolidated financial statements incorporated by reference in this document.

     Results for the three and six months ended June 30, 2002, are not necessarily indicative of the expected results for the full year.

                                                                             THREE MONTHS ENDED     SIX MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,        JUNE 30,              JUNE 30,
                                                    -----------------------  -------------------    -----------------
                                                      2000          2001       2001       2002        2001      2002
                                                    ----------   ----------  --------- ---------    --------  -------
                                                                                (UNAUDITED)             (UNAUDITED)
                                                           (in thousands, except share and per share amounts)
STATEMENT OF OPERATIONS DATA:
Revenues:
Product sales........................                  $6,803    $ 7,975      $ 2,202     $1,850    $ 4,059     $3,906
Placement and service fees...........                   3,437      1,805          379        329        863        693
                                                      -------    -------      -------    -------    -------    -------
Total Revenues:                                        10,240      9,780        2,581      2,179      4,922      4,599
Costs of revenues:
Product sales........................                   3,765      4,556        1,284        769      2,278      2,047
Placement and service fees...........                   3,455      1,035          197        129        420        277
Selling, general and administrative..                   9,143      7,438        2,034        933      4,195      1,994
Research and development ............                   1,680        904          273        228        513        435
                                                      -------    -------      -------    -------    -------    -------
Income (loss) from operations........                  (7,803)    (4,153)      (1,207)       120     (2,484)      (154)
Other income, net....................                     393        251           67         15        168         30
                                                      -------    -------      -------    -------    -------    -------
Net (income) loss....................                 $(7,410)   $(3,902)     $(1,140)      $135    $(2,316)    $ (124)
                                                      =======    =======      =======    =======    =======    =======
Basic and diluted earnings (loss)
per share............................                 $  (.32)     $(.13)     $  (.04)     $ .00     $ (.08)     $(.00)
                                                      =======    =======      =======    =======    =======    =======
Average shares outstanding:
   Basic .....................                         23,266     29,248       29,347     29,713     29,029     29,643
   Diluted....................                         23,266     29,248       29,347     29,744     29,029     29,643



                                             DECEMBER 31,             JUNE 30,
                                         --------------------         -------
                                          2000          2001            2002
                                         -------      -------         -------
BALANCE SHEET DATA:                                    (IN THOUSANDS)
                                                                    (UNAUDITED)
Working capital ....................... $ 5,010       $ 5,785          $5,757
Current assets ........................  10,793        10,254           9,666
Noncurrent assets .....................   4,285         2,044           1,329
Current liabilities ...................   5,783         4,469           3,909
Noncurrent liabilities ................   3,079         1,519             804
Stockholders' equity ..................   6,216         6,310           6,282

----------------------------

     Our book value per share was $0.21 as of June 30, 2002 (book value per share equals the total shareholders' equity divided by the number of shares of common stock outstanding).

                                  RISK FACTORS

     Participation in this offer involves a number of potential risks, including those described below. The risks described below and the risk factors under the heading entitled "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2001 filed on March 28, 2002 and in our quarterly report on Form 10-Q for the quarter ended June 30, 2002 filed on August 12, 2002 highlight the material risks of participating in this offer and investing in our common stock. Eligible participants should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding whether to surrender or not surrender options in this offer. In addition, we strongly urge you to read the rest of these materials for a fuller discussion of the risks which may apply to you before deciding whether to surrender or not surrender your options in this offer.

                  ECONOMIC RISKS OF PARTICIPATING IN THIS OFFER

IF OUR STOCK PRICE INCREASES AFTER THE DATE YOU SURRENDER YOUR EXISTING OPTIONS, YOUR SURRENDERED OPTIONS MIGHT HAVE BEEN WORTH MORE THAN THE NEW OPTIONS THAT YOU RECEIVE IN EXCHANGE FOR THEM.

     The exercise price of any new options granted to you in return for your surrendered options will be the fair market value of a share of common stock on the date of grant, as determined by the closing price reported by the American Stock Exchange on the date of grant. You will be at risk of any such increase in our common stock price before the grant date of the new options for these or any other reasons. Before the date we grant the new options, our shares could increase or decrease in value, and the exercise price of the new options could be higher or lower than the exercise price of options you elect to have canceled as part of this offer. Among the factors that could cause our stock price to increase or decrease are:

     o   quarterly variations in our operating results;

     o changes in revenue or earnings estimates or publication of research reports by analysts;

     o   speculation in the press or investment community;

     o strategic actions by us or our competitors, such as acquisitions or restructurings;

     o   general market conditions; and

     o domestic and international economic factors unrelated to our performance.

IF WE ARE ACQUIRED BEFORE WE GRANT NEW OPTIONS AS PART OF THIS PROGRAM, DEPENDING ON THE TERMS OF THE ACQUISITION, YOU MAY NOT RECEIVE STOCK OPTIONS NOR WILL YOU RECEIVE ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR SURRENDERED OPTIONS AND/OR YOU MAY BE DEPRIVED OF ANY FUTURE PRICE APPRECIATION IN THE SHARES SUBJECT TO THE NEW OPTIONS.

     It is possible that, prior to the grant of new options, we could enter into an agreement for a merger or other similar transaction that could result in a material change in our business or management. We expect that we will negotiate with such acquiring or surviving company to honor our promise to grant stock options. If we are not successful in these negotiations, you will not receive stock options nor will you receive any other consideration in exchange for your surrendered options.

     In addition, depending upon the structure or the type of the transaction, if you surrender options you might be deprived of any future price appreciation in the shares subject to the new options and you might receive an option to purchase a security other than our common stock.

IF YOU PARTICIPATE IN THIS OFFER, YOU WILL NOT BE ELIGIBLE TO RECEIVE ANY OPTION GRANTS UNTIL MARCH 26, 2003 AT THE EARLIEST.

     Employees are generally eligible to receive option grants at any time that our board of directors or compensation committee chooses to make them. However, if you participate in this offer, you will not be eligible to receive any option grants until March 26, 2003 at the earliest because of potentially adverse accounting consequences to us if we grant options to you earlier.

IF YOUR EMPLOYMENT TERMINATES PRIOR TO THE GRANT OF THE NEW OPTIONS, YOU WILL RECEIVE NEITHER A NEW OPTION NOR THE RETURN OF YOUR SURRENDERED OPTION.

     Once your option is surrendered and accepted by us, it is gone for good. Accordingly, if your employment with us or one of our subsidiaries terminates for any reason prior to the grant date of the new options, you will have the benefit of neither the surrendered option nor the new options. The new options will be granted on the first business day that is at least six months plus one day after the expiration of this offer.

         TAX-RELATED RISKS OF RECEIVING AND PARTICIPATING IN THIS OFFER

YOUR NEW OPTION WILL BE A NONQUALIFIED STOCK OPTION, WHEREAS YOUR SURRENDERED OPTION MAY HAVE BEEN AN INCENTIVE STOCK OPTION.

     Even if your surrendered option was an incentive stock option, your new option will be a nonqualified stock option. In general, nonqualified stock options may be less favorable to you from a tax perspective. We strongly suggest that you consult with your tax advisor to evaluate the tax implications of exchanging incentive stock options for nonqualified stock options.

EVEN IF YOU ELECT NOT TO PARTICIPATE IN THIS OFFER, YOUR INCENTIVE STOCK OPTIONS MAY BE AFFECTED.

     We believe that this offer will not change the U.S. federal income tax treatment of subsequent exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in this offer. However, there is a risk that the IRS may characterize this offer as a "modification" of your eligible incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of any incentive stock option that could be exchanged (whether or not it was exchanged). This does not necessarily mean that our offer will be viewed the same way, and, in fact, we believe that we have structured this offer so as to mitigate this risk. Private letter rulings issued by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options that can be surrendered. A successful assertion by the IRS of this position could extend the options' requisite holding periods to qualify for favorable tax treatment and could also convert some incentive stock options into nonqualified stock options.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

     The following is a list of our directors and executive officers, their positions and offices held, and their ownership of options eligible to participate in this offer as of August 22, 2002:


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


                                                                SHARES OF COMMON          PERCENT OF TOTAL
                                                                STOCK UNDERLYING             OUTSTANDING
                                                                OPTIONS OWNED AND         OPTIONS ELIGIBLE
                                                            ELIGIBLE TO PARTICIPATE IN    TO PARTICIPATE IN
       NAME                 POSITION AND OFFICES HELD             THIS OFFER (#)              THIS OFFER
--------------------        -------------------------       --------------------------    -----------------
Edward H. Pendergast         Chairman of the Board                      0                          0
Mark R. Tauscher             President, Chief Executive              400,000                     36.5%
                             Officer and Director
Robert I. Rudko, Ph.D.       Chief Scientist and Director            72,900                       6.7%
James G. Thomasch            Senior Vice President of                180,000                     16.5%
                             Finance and Administration,
                             Chief Financial Officer and
                             Treasurer
Donald E. Bobo, Jr.          Director                                   0                          0
Kevin J. Dunn                Director                                   0                          0
Benjamin Holmes              Director                                   0                          0
Alan H. Magazine             Director                                   0                          0
H.B. Brent Norton, M.D.      Director                                   0                          0
Kenneth J. Pulkonik          Director                                   0                          0

---------------------

     The business address and telephone number of each director and executive officer is care of PLC Systems Inc., 10 Forge Park, Franklin, Massachusetts 02038, (508) 541-8800.

     Except for our employees and the employees of our subsidiaries who reside outside the United States, all our full-time and part-time employees and the full-time and part-time employees of our subsidiaries are eligible to participate in this offer. As of August 22, 2002, our directors and executive officers as a group owned an aggregate of 652,900 shares of our common stock underlying options eligible to participate in this offer, or 59.7% of the total number of shares of our common stock underlying options eligible to participate in this offer.

     There have been no agreements, arrangements or understandings between us and any other person involving the options eligible to participate in this offer during the 60 days prior to this offer, and there are no such currently proposed agreements, arrangements or understandings other than this offer. In addition, neither we, nor to the best of our knowledge, any of our directors or executive officers, nor any of our affiliates or affiliates of our directors or executive officers, engaged in transactions involving the options eligible to participate in this offer during the 60 days prior to this offer.

11. STATUS OF OPTIONS ACQUIRED BY US IN THIS OFFER; ACCOUNTING CONSEQUENCES OF THIS OFFER.

     Many of our optionholders hold options with exercise prices significantly higher than the current market price of our common stock. We believe that it is in our best interest to offer these optionholders an opportunity to more effectively participate in the potential growth in our stock price. We could accomplish this goal by repricing existing options, which would enable optionholders to immediately receive replacement options with a lower exercise price. However, the repriced options would be subject to variable accounting, which would require us to record additional compensation expense each quarter until the repriced options were exercised, canceled or expired, which could have negative consequences on our earnings. Furthermore, if we were to cancel an option and grant another option with an exercise price that was lower than the exercise price of the canceled option within the shorter of:

     o the six-month period immediately before the date when the option was canceled or

     o the period from the date of grant of the canceled option to the date when the option was canceled, then the cancellation and exchange would be deemed a repricing that would result in variable accounting. The cancellation of an existing option and the grant of another option within this time period would also be deemed a repricing, even if the grant of the second option occurs before the cancellation of the first option.

     We believe that we can accomplish our goals of providing optionholders with the benefit of choosing whether they want to receive options that over time may have a greater potential to increase in value, without incurring additional current or future compensation expense because:

     o we will not grant any new options to participating optionholders until the first business day that is at least six months plus one day after the expiration of this offer,

     o the exercise price of all new options will be at the fair market value of our common stock on the future date when we grant the new options, and

     o we will not grant any new options to a participating optionholder unless that person tenders for cancellation (without issuance of any options in exchange) all options that have been granted to that optionholder within six months prior to the commencement of the offer and have an exercise price lower than the option with the highest exercise price tendered or as otherwise required under the accounting rules.

     Eligible options that are surrendered in connection with this offer will be canceled if accepted for exchange. The shares of common stock underlying canceled eligible options that had been granted under the option plans will be returned to the pool of shares available for grants of new awards or options under each such plan.

12. LEGAL MATTERS; REGULATORY APPROVALS.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by this offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in this offer. If any such approval or other action should be required, we presently intend to seek the approval or take the action. This could require us to delay the exchange of options surrendered to us. We cannot assure you that we would be able to obtain any required approval or take any other required action.

13. MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

     MATERIAL FEDERAL INCOME TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN THE UNITED STATES

     The following is a general summary of the material federal income tax consequences of the exchange of old options for new options pursuant to this offer under the federal income tax laws of the United States. This discussion is based on the tax laws as of this date, which are subject to change, possibly on a retroactive basis. This information may be out of date at the time that you tender your old options, receive your new options, exercise your options and/or sell the shares you acquire on such exercise. This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of employees. Except as specifically set forth below, this summary does not address the tax consequences that may arise upon the sale of shares acquired by an optionholder under an option or upon the payment of any dividend on such shares. Further, this summary does not address the tax consequences that may arise as a result of a gift or other disposition (other than by sale) of shares acquired by an optionholder under an option.

     We recommend that you consult with your own tax advisor with respect to the tax consequences in your country of residence of participating in the offer to exchange, as well as any other federal, foreign, state, provincial or local tax consequences that may be applicable to you as a result of participating in the offer to exchange. Moreover, if you are a citizen or resident of a country other than the country in which you work, or are subject to the tax laws of more than one country, or change your residence or citizenship during the term of the options, the information contained below may not be applicable to you. ALL EMPLOYEES SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF TAX LAWS.

     GENERAL. Optionholders who surrender outstanding options for new options should not be required to recognize income for federal income tax purposes at the time of the surrender of eligible options or at the time of the grant of the new options. We believe that the surrender of eligible options and the grant of the new options will be treated as a non-taxable exchange.



     Please note that through these materials, we are asking you whether you would like to make us an offer to exchange your options on the terms described in these materials, and that we have the right to reject any such offer that you may make to us. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of any incentive stock option that could be exchanged (whether or not it was exchanged). We believe that we have structured this offer so as to mitigate the risk that the IRS would make a similar assertion with respect to this offer. However, we do not know if the IRS will assert the position that our solicitation of requests constitutes a "modification" of incentive stock options that can be surrendered. A successful assertion by the IRS of this position could extend the options' requisite holding periods to qualify for favorable tax treatment and could also convert some incentive stock options into nonqualified stock options. Subject to our rights to extend, terminate and amend this offer, and subject to our right to reject all requests for exchange at our discretion, we expect that we will accept promptly after the expiration of this offer all eligible options that you properly surrender to us prior to the expiration date that you have not withdrawn and we will notify you of our acceptance on the date this offer expires.



     NONQUALIFIED STOCK OPTIONS. You will not have income upon the grant of a nonqualified stock option. You will have compensation income when you exercise a nonqualified stock option equal to the value of the stock on the day you exercise the option less your exercise price. When you sell the stock, you will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day you exercise the option. This capital gain or loss will be long-term if you have held the stock for more than one year and otherwise will be short-term.

     TAX RATES. Long-term capital gain will be subject to lower tax rates than short-term capital gain and compensation income. Compensation income will also be subject to a medicare tax and a social security tax, as applicable. However, the Internal Revenue Service has imposed a moratorium on the imposition of medicare and social security taxes upon the exercise and sale of stock acquired under an incentive stock option until after final Treasury Regulations are issued. Your actual tax rates will depend upon your personal circumstances.

     WITHHOLDING. If you are our employee, then your compensation income will be subject to withholding for income, medicare and social security taxes, as applicable. However, the Internal Revenue Service has imposed a moratorium on the withholding of income, medicare and social security taxes upon the exercise and sale of stock acquired under an incentive stock option until after final Treasury Regulations are issued. We will require you to make arrangements to satisfy withholding obligations.

     TAX CONSEQUENCES TO US. There will be no tax consequences to us except that we will be entitled to a deduction when you have compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code.

     WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

14. EXTENSION OF THIS OFFER; TERMINATION; AMENDMENT.

     We may at any time and from time to time, extend the period of time during which this offer is open by giving you notice of the extension and making a public announcement of the extension.

     Prior to the expiration date, we may postpone accepting and canceling any eligible options if any of the conditions specified in Section 6 occur. In order to postpone, we must notify you and all other optionholders of the postponement. Our right to delay accepting and canceling eligible options is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw this offer.

     We may amend this offer at any time by notifying you of the amendment. If we extend the length of time during which this offer is open, the amendment must be issued no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the last previously scheduled or announced expiration date. Any announcement relating to this offer will be sent promptly to optionholders in a manner reasonably designed to inform optionholders of the change.

     If we materially change the terms of this offer or the information about this offer, or if we waive a material condition of this offer, we will extend this offer to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) promulgated under the Securities Exchange Act. Under these rules, the minimum period an offer must remain open following material changes in the terms of this offer or information about this offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will give you notice of the action:

     o we increase or decrease what we will give you in exchange for your options or

     o we increase or decrease the option exercise price which serves as the threshold for options eligible to be exchanged in this offer.

     If this offer is scheduled to expire within 10 business days from the date we notify you of such an increase or decrease, we will also extend this offer for a period of 10 business days after the date the notice is published.

15. FEES AND EXPENSES.

     We will not pay any fees or commissions to any broker, dealer or other person for asking optionholders whether they would like to elect to surrender their eligible options under this offer.

16. ADDITIONAL INFORMATION.

     This offer is a part of a tender offer statement on Schedule TO that we have filed with the SEC. This offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to surrender your eligible options:

     (a) our annual report on Form 10-K for the year ended December 31, 2001, filed with the SEC on March 28, 2002;

     (b) our quarterly report on Form 10-Q for the quarter ended June 30, 2002, filed with the SEC on August 12, 2002; and

     (c) the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on August 20, 1992, including any amendments or reports we have filed or may file for the purpose of updating that description.

     The SEC file number for these filings is 001-11388. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC public reference room located at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

     You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

     Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

     We will also provide without charge to each person to whom we deliver a copy of these materials, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

                                PLC Systems Inc.
                                  10 Forge Park
                          Franklin, Massachusetts 02038
                              Attn: James Thomasch

or by telephoning James Thomasch at (508) 541-8800 between the hours of 9:00 a.m. and 5:00 p.m., Eastern Daylight Time.

     As you read the documents listed in this section, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this offer, you should rely on the statements made in the most recently dated document.

     The information contained in this offer should be read together with the information contained in the documents to which we have referred you.

17. MISCELLANEOUS.

     If at any time, we become aware of any jurisdiction where the making of this offer violates the law, we will make a good faith effort to comply with the law. If we cannot comply with the law, this offer will not be made to, nor will exchanges be accepted from or on behalf of, the optionholders residing in that jurisdiction.